NL INDUSTRIES, INC. ANNOUNCES QUARTERLY DIVIDEND AND RESULTS OF

ANNUAL SHAREHOLDER MEETING

DALLAS, TEXAS – May 15, 2025 – NL Industries, Inc. (NYSE:  NL) announced that its board of directors has declared a quarterly dividend of nine cents ($0.09) per share on its common stock, payable on June 24, 2025 to shareholders of record at the close of business on June 9, 2025.

NL Industries also announced that at its 2025 annual shareholder meeting held today its shareholders had:

●	elected each of Loretta J. Feehan, John E. Harper, Kevin B. Kramer, Meredith W. Mendes, Cecil H. Moore, Jr., Courtney J. Riley and Michael S. Simmons as a director for a one-year term; and
●	adopted a resolution that approved, on a nonbinding advisory basis, the compensation of its named executive officers as disclosed in the proxy statement for the 2025 annual shareholder meeting.

Following the annual meeting of shareholders, today the NL board of directors increased the size of the board from seven to eight and elected Dr. R. Gerald Turner to fill the newly created vacancy.  The board of directors also appointed Dr. Turner to serve on its audit committee.

NL Industries, Inc. is engaged in the component products (security products and recreational marine components) and chemicals (TiO2) businesses.

* * * * *

Investor Relations Contact

Bryan A. Hanley

Senior Vice President and Treasurer

Tel. 972-233-1700